Exhibit 99.1

Synta Pharmaceuticals/Madrigal Pharmaceuticals Merger Announcement

Date: April 14, 2016 – 8:30 AM ET

Participant Call in numbers:

(855) 451-4851 (US) or (503) 343-6064 (International)

Participant Passcode: 91034442

Speakers:

Chen Schor, President and Chief Executive Officer of Synta
Marc R. Schneebaum, Senior Vice President, Chief Financial Officer of Synta

Dr. Paul Friedman, Chairman and Chief Executive Officer of NewCo.

Dr. Rebecca Taub, Founder and Chief Executive Officer of Madrigal

Conference ID number:   91034442

Speaker dial in: (855) 601-0052 (US) or (503) 343-6697 (international)

Becky: We have secured a toll-free dial-in for you to access from Barcelona. The dial-in numbers are:

09 349 23253 or 09 349 23260

Speaker Passcode: 91034442

OPERATOR:

SLIDE 1

Good day, and welcome to the Synta/Madrigal conference call.  Today’s conference call is being recorded and webcast.

At this time, for opening remarks, I will turn the call over to Marc Schneebaum, Synta’s Senior Vice President, Chief Financial Officer. Please go ahead.

Marc Schneebaum

Good morning to everyone and thank you for joining our call today.   Today, we plan to discuss the merger agreement, announced this morning, between Synta Pharmaceuticals and Madrigal Pharmaceuticals.  Today’s call is accompanied by a webcast slide presentation, which is available at syntapharma.com.

With me on today’s call are Chen Schor, President and Chief Executive Officer of Synta, Dr. Paul Friedman, who will become Chairman and Chief Executive Officer of the combined company following the anticipated close of the merger, and Dr. Becky Taub, Founder and Chief Executive Officer of Madrigal, and the designated Chief Medical Officer, Executive Vice President, Research & Development, of the

combined company.  Our plan today is to provide you with a brief overview of Madrigal. This is a new story to many of you and a new direction for Synta, one we’re very excited to be embarking on.  Following our remarks, we will open the call for a question and answer period.

SLIDE 2

Before we begin, I would like to point out that we will be making forward-looking statements based on our current intents, beliefs and expectations, which are subject to certain risks and uncertainties.

Forward-looking statements include statements herein with respect to financial projections and estimates and their underlying assumptions, including, without limitation, whether and when our recently announced merger with Madrigal will close; the ability of the combined company to raise needed capital; the success of our merger with Madrigal, if consummated; the estimated size of the market for product candidates, the timing and success of the combined company’s development and commercialization of its anticipated product candidates; and the availability of alternative therapies for the combined company’s target market.

The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Additional information regarding factors that could cause results to differ are available in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2016 and in the Company’s other periodic filings with the SEC.

SLIDE 3

I also note that in connection with the merger, Synta will be filing a Proxy Statement with the SEC. We encourage you to read it and the other relevant materials filed by Synta with the SEC, because these documents have or will have important information about the proposed transaction.

I will now turn the call over to Chen.

Chen Schor

SLIDE 4

Thank you Marc.  And thank you all, for taking the time to join us today. As Marc noted, this morning, we issued a press release to announce that Synta has entered into a definitive merger agreement with privately-held Madrigal Pharmaceuticals.  This all-stock transaction is one which the Board and management team of Synta are very excited about, for reasons we’ll outline in a moment.

Under the terms of the merger agreement, Synta will acquire all outstanding shares of Madrigal Pharmaceutical in exchange for approximately 253.9 million newly issued shares of Synta common stock.  Upon completion of the proposed acquisition, existing Synta shareholders will own 36.0% of the combined company and Madrigal shareholders will own 64.0% of the combined company. The transaction has been approved by the boards of directors of both companies and by Madrigal’s shareholders, and is expected to close by the end of the third quarter of 2016, subject to customary closing conditions, including approval of the merger by the stockholders of Synta. Upon the close of the transaction, the combined company will be known as Madrigal Pharmaceuticals.

An investor syndicate that includes Bay City Capital, Dr. Fred Craves, Founder of Bay City, and SQN LLC, a corporation held by Drs. Friedman and Taub, has committed to invest up to $9 million in Madrigal prior to the closing of the Merger.  The combined company intends to use these proceeds, in addition to Synta’s cash balance at closing to fund the development of Madrigal’s lead development compound, MGL-3196, through the completion of Phase 2 clinical studies in non-alcoholic steatohepatitis, or NASH, and familial hypercholesterolemia.

SLIDE 5

The decision to pursue this agreement follows an extensive review of strategic alternatives by the Board and senior management team here at Sytna.  We believe that this agreement offers shareholders a very compelling opportunity for long-term value creation, which Paul will outline for you in a moment.  At the heart of this transaction is MGL-3196, a drug candidate with a unique lipid lowering profile that has been validated through early clinical and preclinical studies.  The combination of Synta and Madrigal offers its shareholders a company that is well capitalized with a lead program that has both a substantial potential commercial opportunity in NASH, and a fast-to-market strategy in genetic lipid disorders.

We believe the combined company has the potential to achieve multiple value creating events over the next 18 months.

Also, Synta’s historical assets also offer the potential opportunity for monetization.

SLIDE 6

The future Madrigal Pharmaceuticals benefits from the leadership of two very accomplished physicians and drug developers in Drs. Friedman and Taub.

Paul, who is likely well known to many of you, is the former Chief Executive Officer and a current Director of Incyte Corporation, as well as the former President of DuPont Pharmaceuticals Research and Associate Professor of Medicine and Pharmacology at Harvard Medical School.

Becky, who is a recognized expert in liver regeneration and in diseases of the liver, led teams that discovered Eliquis and MGL-3196, Madrigal’s lead compound.  She is CEO of Madrigal and will become Chief Medical Officer, Executive Vice President, Research & Development.  And Marc, whom you heard from a moment ago, will remain as chief financial officer.

The combined company’s board of directors will be comprised of seven representatives, one from Synta, five from Madrigal, and one will be designated by mutual agreement. The combined company will be based in the Philadelphia area.

SLIDE 7

With that, I will turn the call over to Dr. Friedman to walk you through the Madrigal value proposition.  Afterwards, Dr. Taub will discuss

MGL-3196, Madrigal’s lead development compound, in greater detail.   Paul?

Paul Friedman

[See Corporate Presentation Slides]

I would now like to turn the call over to Dr. Becky Taub.

Becky Friedman

[See Corporate Presentation Slides]

I would like to turn the call back over to Paul.

Paul Friedman

I know this story is very new to you, but we wanted to provide the opportunity to take your questions, so, with that, I will open the call up, operator?

Q&A

Closing Statement – Paul Friedman

Thank you all for listening in.  We look forward to seeing many of you in the weeks ahead and to addressing your questions as you get to know the Madrigal story in greater detail.